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                            Sullivan & Worcester LLP              T 202 775 1200
                            1666 K Street, NW                     F 202 293 2275
                            Washington, DC 20006                  www.sandw.com


                                  July 11, 2005


RMR Preferred Dividend Fund
400 Centre Street
Newton, Massachusetts 02458

Ladies and Gentlemen:

     We have acted as counsel to RMR Preferred Dividend Fund (the "Fund") in connection with the Registration Statement of the Fund on Form N-2 (the "Registration Statement") under the Securities Act of 1933, as amended (File No. 333-123953), and the Investment Company Act of 1940, as amended (File No. 811-21671), with respect to the proposed issuance and sale by the Fund of its Auction Preferred Shares, $.0001 par value per share ("Preferred Shares"). The Preferred Shares are to be sold pursuant to an Equity Underwriting Agreement substantially in the form filed as an exhibit to the Registration Statement (the "Underwriting Agreement") among the Fund, RMR Advisors, Inc., RBC Dain Rauscher Inc. and Wachovia Capital Management, LLC.

     We have examined the Fund's Agreement and Declaration of Trust, as amended (the "Declaration of Trust"), and the Fund's Bylaws, and are familiar with the actions taken by the Fund in connection with its organization and the issuance and sale of the Preferred Shares. We have also examined such other documents and records and such matters of law as we have deemed necessary for the purposes of this opinion. This opinion is limited to the laws of The Commonwealth of Massachusetts and applicable Federal law.

     Based upon the foregoing, we are of the opinion that:

     1. The Fund has been duly organized and is a validly existing under the laws of The Commonwealth of Massachusetts as a trust with transferable shares of the type commonly called a Massachusetts business trust.

     2. The Preferred Shares have been duly authorized and, when issued and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

         Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund and requires that a notice of such disclaimer be given in each agreement, obligation or instrument that the Fund or its trustees enter into or execute. The Declaration of Trust provides for indemnification by the Fund out of Fund property for all loss and expense of any shareholder of the Fund held personally liable solely by

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RMR Preferred Dividend Fund
July 11, 2005
Page 2


reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which a court refuses to recognize Massachusetts law concerning limited liability of shareholders under a Massachusetts business trust, the Trust is unable to meet its obligations and the complaining party is held not to be bound by the disclaimer in the Declaration of Trust.

     We understand that this opinion is to be used in connection with the registration of the Preferred Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus, which forms a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Sullivan & Worcester LLP
                                        SULLIVAN & WORCESTER LLP